Exhibit 5.1
July 26, 2007
Motorcar Parts of America, Inc.
2929 California Street
Torrance, California 90503

Re:	Motorcar Parts of America, Inc. — Registration Statement on Form S-8
Ladies and Gentlemen:
This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission on July 26, 2007 (the “Registration Statement”), of 175,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of Motorcar Parts of America, Inc., a New York corporation (the “Company”), reserved for issuance upon the exercise of options to be issued or currently outstanding pursuant to the Company’s 2004 Non-Employee Director Stock Option Plan (the “Plan”).
We have acted as counsel to the Company in connection with the foregoing Registration Statement. We have examined and relied upon originals or copies of such records, instruments, certificates, memoranda and other documents as we have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents. In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing such documents. We have further assumed that all options granted pursuant to the Plan and all options granted or to be granted were or will be validly granted in accordance with the terms of the Plan and that all Shares to be issued upon exercise of options will be issued in accordance with the terms of such options and the Plan.
We have made such examination of law as we have deemed necessary for the purpose of this opinion. This opinion is limited solely to the New York General Business Law, as applied by courts located in New York, and the reported judicial decisions interpreting those laws.
Based upon and subject to the foregoing, we are of the opinion that (a) upon the issuance and delivery of the Shares upon the exercise of options granted under the Plan in accordance with the terms of such options and the Plan and (b) upon the Company’s receipt of the full purchase price therefore, as determined by the Board of Directors of the Company and as specified in the documents governing such options and grants, the Shares will be validly issued, fully paid and nonassessable shares of the Company’s Common Stock.

Motorcar Parts of America, Inc.
July 26, 2007

We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in the opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.
We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Bingham McCutchen LLP
Bingham McCutchen LLP